Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Revenue of $30.8 million and loss per share of $0.22 cents for the fourth quarter; revenue of $113.0 million and loss per share of $0.88 cents for the year

LOS ALTOS, Calif. – January 28, 2010 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the fourth quarter and the fiscal year ended December 31, 2009.

Revenue for the fourth quarter of 2009 was $30.8 million, up 10.6% sequentially from the third quarter of 2009 primarily due to higher variable royalty revenue.  As compared to the fourth quarter of 2008, revenue was down 18.1% primarily due to the receipt of the previously withheld royalties related to the now vacated Federal Trade Commission (“FTC”) order in the fourth quarter of 2008. Revenue for fiscal year 2009 was $113.0 million, down 20.7% over the last fiscal year primarily due to the expiration of the Elpida licensing agreement in the first quarter of 2008.

“We finished the year with good revenue momentum in the fourth quarter thanks to stronger patent and technology royalties from consumer electronics shipments,” said Harold Hughes, president and chief executive officer at Rambus.  “The agreement signed last week with Samsung Electronics is transformational for Rambus and will accelerate the market adoption of our patented innovations and leadership products.”

Total costs and expenses for the fourth quarter of 2009 were $47.5 million, which included $7.6 million of stock-based compensation expenses and $0.5 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total costs and expenses of $48.5 million for the third quarter of 2009, which included $7.7 million of stock-based compensation expenses and $0.1 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the fourth quarter were $10.6 million, a decrease of $1.4 million from the third quarter of 2009.  Total costs and expenses in the fourth quarter of last year were $55.6 million, which included $8.7 million of stock-based compensation expenses, $0.2 million of restructuring-related expenses and a net recovery of $0.3 million of previous stock-based compensation restatement and related legal expenses.  General litigation expenses in the fourth quarter of 2009 decreased $7.1 million from the fourth quarter of 2008.

Total costs and expenses for year ended December 31, 2009 were $188.9 million, which included $31.6 million of stock-based compensation expenses and a net recovery of $13.5 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total costs and expenses of $231.2 million for fiscal year 2008, which included $37.2 million of stock-based compensation expenses, $4.2 million of restructuring-related expenses, $2.2 million of asset impairment expenses and $3.3 million of previous stock-based compensation restatement and related legal expenses. General litigation expenses for fiscal year 2009 were $55.5 million, a decrease of $0.2 million from fiscal year 2008.

Interest and other expense, net, for the fourth quarter of 2009 was $7.2 million as compared to $6.8 million in the third quarter of 2009 and interest and other income, net, of $2.0 million in the fourth quarter of 2008 which included $2.5 million in gain from the repurchase of convertible notes.  Interest and other expense, net, for fiscal year 2009 was $16.9 million as compared to interest and other income, net, of $3.4 million for fiscal year 2008.  Prior periods have been adjusted to reflect the impact of the adoption on January 1, 2009 of a FASB staff position which clarifies the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement.  The Company has retrospectively adjusted the income statement to include non-cash interest expense of $3.0 million for the fourth quarter of 2008, $11.8 million for fiscal year 2008 and reduce the gain from the repurchase of the convertible notes from $4.4 million to $2.5 million for the fourth quarter and fiscal year ended 2008.

Net loss for the fourth quarter of 2009 was $23.3 million as compared to a net loss of $27.5 million in the third quarter of 2009 and a net loss of $15.5 million (adjusted for adoption of the FASB staff position) in the fourth quarter of 2008. Net loss per share for the fourth quarter of 2009 was $0.22 as compared to a net loss per share of $0.26 in the third quarter of 2009 and a net loss per share of $0.15 (adjusted for adoption of the FASB staff position) for the fourth quarter of 2008. Net loss for fiscal year 2009 was $92.2 million as compared to a net loss of $199.1 million (adjusted for adoption of the FASB staff position) for fiscal year 2008. Net loss per share for fiscal year 2009 was $0.88 as compared to a net loss per share of $1.90 (adjusted for adoption of the FASB staff position) in fiscal year 2008.

Cash, cash equivalents, and marketable securities as of December 31, 2009 were $460.2 million, down approximately $38.3 million from September 30, 2009 and up approximately $114.3 million from December 31, 2008.  During fiscal year 2009, the Company received approximately $168.2 million net proceeds related to the issuance of the 5% Convertible Senior Notes due 2014, $7.3 million of insurance proceeds related to reimbursement claims associated with the stock option investigation and derivative lawsuits as well as $4.5 million from former executives due to the resolution of the derivative lawsuits offset by cash used to acquire technology and a portfolio of advanced lighting and optoelectronics patents from Global Lighting Technologies Inc. of $26.0 million and other intangible assets of $2.5 million as well as $4.0 million of interest payment related to the 5% Convertible Senior Notes due 2014.

The conference call discussing 2009 fourth quarter and year-end results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today.  A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 4989652.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com

Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$289,073	$116,241
Marketable securities	171,120	229,612
Accounts receivable	949	1,503
Prepaids and other current assets	8,700	8,486
Deferred taxes	129	88
Total current assets	469,971	355,930
Restricted cash	639	632
Deferred taxes, long-term	2,034	1,857
Intangible assets, net	21,960	7,244
Property and equipment, net	38,966	22,290
Goodwill	15,254	4,454
Other assets	7,045	4,963
Total assets	$555,869	$397,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,972	$6,374
Accrued salaries and benefits	6,435	9,859
Accrued litigation expenses	5,147	14,265
Non-cash obligation for construction in progress	25,100	—
Other accrued liabilities	4,186	3,816
Convertible notes	136,032	—
Deferred revenue	320	1,787
Total current liabilities	186,192	36,101
Long-term liabilities:
Convertible notes	112,012	125,474
Other long-term liabilities	2,338	2,854
Total long-term liabilities	114,350	128,328
Total stockholders’ equity	255,327	232,941
Total liabilities and stockholders’ equity	$555,869	$397,370

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenue:
Royalties	$30,175	$35,736	$108,001	$126,910
Contract revenue	641	1,877	5,006	15,584
Total revenue	30,816	37,613	113,007	142,494
Costs and expenses:
Cost of contract revenue (1)	1,397	2,892	6,876	21,303
Research and development (1)	16,975	17,174	67,252	76,222
Marketing, general and administrative (1)	28,598	35,700	128,199	124,077
Costs (recovery) of restatement and related legal activities	542	(302)	(13,458)	3,262
Restructuring costs (1)	—	161	—	4,185
Impairment of asset	—	—	—	2,158
Total costs and expenses	47,512	55,625	188,869	231,207
Operating loss	(16,696)	(18,012)	(75,862)	(88,713)
Interest and other income, net	581	4,992	4,085	15,199
Interest expense	(7,822)	(2,971)	(20,950)	(11,805)
Interest and other income (expense), net	(7,241)	2,021	(16,865)	3,394
Loss before income taxes	(23,937)	(15,991)	(92,727)	(85,319)
Provision for (benefit from) income taxes	(644)	(496)	(541)	113,791
Net loss	$(23,293)	$(15,495)	$(92,186)	$(199,110)
Net loss per share:
Basic	$(0.22)	$(0.15)	$(0.88)	$(1.90)
Diluted	$(0.22)	$(0.15)	$(0.88)	$(1.90)
Weighted average shares used in per share calculation
Basic	105,727	103,915	105,011	104,574
Diluted	105,727	103,915	105,011	104,574

___________

(1) Total stock-based compensation expense for the three and twelve month periods ended December 31, 2009 and December 31, 2008 are presented as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Cost of contract revenue	$96	$583	$1,002	$5,187
Research and development	$2,429	$2,491	$9,715	$13,488
Marketing, general and administrative	$5,042	$5,593	$20,868	$18,492
Restructuring costs	$—	$—	$—	$547